Exhibit 99.1

EVERTEC REPORTS SECOND QUARTER 2020 RESULTS

SAN JUAN, PUERTO RICO - August 4, 2020 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•	Revenue decreased 4% to $117.9 million

•	GAAP Net Income attributable to common shareholders was $15.5 million or $0.21 per diluted share

•	Adjusted EBITDA decreased 13% to $50.2 million

•	Adjusted earnings per common share was $0.38, a decrease of 25%
Six-Month Year-to-Date 2020 Highlights

•	Revenue decreased 1% to $239.9 million

•	GAAP Net Income attributable to common shareholders was $37.7 million or $0.52 per diluted share

•	Adjusted EBITDA decreased 8% to $106.5 million

•	Adjusted earnings per common share was $0.84, a decrease of 17%

Mac Schuessler, President and Chief Executive Officer stated, “We were encouraged to see transaction volumes improve sequentially throughout the quarter as businesses re-open in Puerto Rico. Additionally, we continued to focus on new innovative solutions such as launching our contactless payment solution and expanding our gateway product in Latin America to further accelerate the consumer preference for digital solutions. Despite the near-term pandemic impact on our results, we produced $87 million in operating cash flow year-to-date, $11 million ahead of prior year. We believe that our resilient business model, strong product set, and dedicated team position us well to build momentum over the longer term as we execute on our strategic plans."

Second Quarter 2020 Results

Revenue. Total revenue for the quarter ended June 30, 2020 was $117.9 million, a decrease of 4% compared with $122.5 million in the prior year. Revenue decline in the quarter reflected a slowdown in transactions resulting from COVID-19 with sequential monthly recovery as businesses reopened in Puerto Rico partially offset by revenue benefit from new services in the business solutions segment. Additionally, prior year included hardware and software sales and the completion of several projects for approximately $2.5 million which did not recur.

Net Income attributable to common shareholders. For the quarter ended June 30, 2020, GAAP Net Income attributable to common shareholders was $15.5 million, or $0.21 per diluted share, a decrease of $11.6 million or $0.16 per diluted share as compared to the prior year.

Adjusted EBITDA. For the quarter ended June 30, 2020, Adjusted EBITDA was $50.2 million, a decrease of 13% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 42.6%, a decrease of approximately 460 basis points from the prior year. The year over year decrease in margin primarily reflects the impact of lower transactional revenues driven by COVID-19 as well as higher operational expenses.

Adjusted Net Income. For the quarter ended June 30, 2020, Adjusted Net Income was $27.8 million, a decrease of 25% compared with $37.2 million in the prior year. Adjusted earnings per common share was $0.38, a decrease of 25% compared to $0.51 in the prior year.

Share Repurchase

During the three months ended June 30, 2020, the Company did not repurchase any shares, with total repurchases year-to-date of 336 thousand shares of its common stock at an average price of $21.73 per share for a total of $7.3 million. As of June 30, 2020, a total of approximately $23 million remained available for future use under the Company’s share repurchase program.

2020 Outlook

Due to the evolving environment and continued uncertainties resulting from the economic impact globally of the COVID-19 pandemic, the Company is not providing guidance for 2020.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its second quarter 2020 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 10146512. The replay will be available through Wednesday, August 11, 2020. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this release material are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as net income adjusted to exclude unusual items and other adjustments.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them. Further, the Company's presentation of these measures should not be construed as an inference that the Company's future operating results will not be affected by unusual or nonrecurring items.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenue and to grow the Company's merchant acquiring business; the Company's ability to renew its client contracts on terms favorable to the Company, including the Company's Master Services Agreement (MSA) with Popular, and any significant concessions the Company may have to grant to Popular with respect to pricing or other key terms in anticipation of the negotiation of the extension of the MSA, both in respect of the current term and any extension of the MSA; a potential government shutdown; a continuation of the Government of Puerto Rico’s fiscal crisis; the effectiveness of the Company’s risk management procedures; dependence on the Company's processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems, and the risk that the Company's systems may experience breakdowns or fail to prevent security breaches, confidential data theft or fraudulent transfers; our ability to develop, install and adopt new technology; impairments to the Company’s amortizable intangible assets and goodwill; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of the Company’s merchant clients, for which the Company may also be liable; a decline in the market for the Company’s services due to increased competition, changes in consumer spending or payment preferences; the continuing market position of the ATH® network; the Company’s dependence on credit card associations and debit networks; regulatory limitations on the Company’s activities, including the potential need to seek regulatory approval to consummate transactions, due to the Company’s relationship with Popular and the Company’s role as a service provider to financial institutions and the Company’s potential inability to obtain such approval on a timely basis or at all; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the Company’s ability to comply with federal, state, and local regulatory requirements; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; operating an international business in countries and with counterparties that increase the Company’s compliance risks and puts the Company at risk of violating U.S. sanctions laws; the Company’s ability to execute the Company’s expansion and acquisition strategies; the Company’s ability to protect the Company’s intellectual property rights; the Company’s ability to recruit and retain qualified personnel; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements; the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits; the possibility of future catastrophic hurricanes affecting Puerto Rico and/or the Caribbean, as well as other potential natural disasters; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; the nature, timing and amount of any restatement; and the impact of a novel strain of coronavirus ("COVID-19") and measures taken in response to the outbreak on our revenues, net income and liquidity due to current and future disruptions in operations as well as the macroeconomic instability caused by the pandemic.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless the Company is required to do so by law.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
(Dollar amounts in thousands, except share data)
Revenues	$117,937	$122,548	$239,879	$241,384

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	56,979	52,601	111,046	102,620
Selling, general and administrative expenses	17,529	15,064	34,846	30,203
Depreciation and amortization	17,839	17,195	35,634	33,468
Total operating costs and expenses	92,347	84,860	181,526	166,291
Income from operations	25,590	37,688	58,353	75,093
Non-operating (expenses) income
Interest income	373	257	736	516
Interest expense	(6,183)	(7,373)	(12,962)	(14,924)
Earnings of equity method investment	193	133	531	355
Other income (expense)	172	(1,079)	280	(871)
Total non-operating expenses	(5,445)	(8,062)	(11,415)	(14,924)
Income before income taxes	20,145	29,626	46,938	60,169
Income tax expense	4,520	2,489	9,038	6,298
Net income	15,625	27,137	37,900	53,871
Less: Net income attributable to non-controlling interest	141	79	205	169
Net income attributable to EVERTEC, Inc.’s common stockholders	15,484	27,058	37,695	53,702
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,067	2,325	(7,238)	4,290
Loss on cash flow hedges	(678)	(6,042)	(12,537)	(10,097)
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$15,873	$23,341	$17,920	$47,895
Net income per common share:
Basic	$0.22	$0.38	$0.52	$0.74
Diluted	$0.21	$0.37	$0.52	$0.73
Shares used in computing net income per common share:
Basic	71,864,499	72,128,795	71,938,574	72,252,974
Diluted	72,774,365	73,300,553	73,019,219	73,649,933

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	June 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$146,920	$111,030
Restricted cash	22,170	20,091
Accounts receivable, net	91,744	106,812
Prepaid expenses and other assets	42,177	38,085
Total current assets	303,011	276,018
Investment in equity investee	12,355	12,288
Property and equipment, net	41,199	43,791
Operating lease right-of-use asset	27,294	29,979
Goodwill	395,625	399,487
Other intangible assets, net	224,605	241,937
Deferred tax asset	2,910	2,131
Net investment in leases	457	722
Other long-term assets	4,281	5,323
Total assets	$1,011,737	$1,011,676
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$54,756	$58,160
Accounts payable	28,698	39,165
Unearned income	22,103	20,668
Income tax payable	10,874	6,298
Current portion of long-term debt	14,250	14,250
Short-term borrowings	15,000	—
Current portion of operating lease liability	5,806	5,773
Total current liabilities	151,487	144,314
Long-term debt	487,572	510,947
Deferred tax liability	2,569	4,261
Unearned income - long term	28,679	28,437
Operating lease liability - long-term	21,888	24,679
Other long-term liabilities	40,574	27,415
Total liabilities	732,769	740,053

Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 71,862,860 shares issued and outstanding as of June 30, 2020 (December 31, 2019 - 72,000,261)	719	720
Additional paid-in capital	3,568	—
Accumulated earnings	320,382	296,476
Accumulated other comprehensive loss, net of tax	(49,784)	(30,009)
Total EVERTEC, Inc. stockholders’ equity	274,885	267,187
Non-controlling interest	4,083	4,436
Total equity	278,968	271,623
Total liabilities and equity	$1,011,737	$1,011,676

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Six months ended June 30,
	2020	2019
Cash flows from operating activities
Net income	$37,900	$53,871
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,634	33,468
Amortization of debt issue costs and accretion of discount	1,074	835
Operating lease amortization	2,890	3,579
Provision for expected credit losses and sundry losses	922	2,884
Deferred tax benefit	(1,214)	(1,821)
Share-based compensation	7,122	6,715
Loss on disposition of property and equipment and other intangibles	193	645
Earnings of equity method investment	(531)	(355)
Decrease (increase) in assets:
Accounts receivable, net	14,387	5,384
Prepaid expenses and other assets	(4,102)	(5,833)
Other long-term assets	1,141	(3,060)
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(13,653)	(17,955)
Income tax payable	4,988	(4,713)
Unearned income	2,817	4,004
Operating lease liabilities	(3,281)	(2,877)
Other long-term liabilities	965	1,179
Total adjustments	49,352	22,079
Net cash provided by operating activities	87,252	75,950
Cash flows from investing activities
Additions to software	(11,833)	(20,023)
Property and equipment acquired	(6,614)	(15,625)
Proceeds from sales of property and equipment	—	29
Net cash used in investing activities	(18,447)	(35,619)
Cash flows from financing activities
Statutory withholding taxes paid on share-based compensation	(2,777)	(6,162)
Net borrowings under Revolving Facility	15,000	—
Repayment of short-term borrowings for purchase of equipment and software	(1,553)	(818)
Dividends paid	(7,193)	(7,227)
Repurchase of common stock	(7,300)	(28,196)
Repayment of long-term debt	(24,123)	(7,125)
Net cash used in financing activities	(27,946)	(49,528)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(2,890)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	37,969	(9,197)
Cash, cash equivalents and restricted cash at beginning of the period	131,121	86,746
Cash, cash equivalents and restricted cash at end of the period	$169,090	$77,549
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$146,920	$64,025
Restricted cash	22,170	13,524
Cash, cash equivalents and restricted cash	$169,090	$77,549

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended June 30, 2020
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$27,461	$19,797	$24,764	$55,495	$(9,580)	$117,937
Operating costs and expenses	17,453	17,947	12,230	37,008	7,709	92,347
Depreciation and amortization	3,193	2,815	455	4,381	6,995	17,839
Non-operating income (expenses)	(178)	584	158	684	(883)	365
EBITDA	13,023	5,249	13,147	23,552	(11,177)	43,794
Compensation and benefits (2)	253	835	235	472	1,956	3,751
Transaction, refinancing and other fees (3)	—	—	—	—	2,656	2,656
Adjusted EBITDA	$13,276	$6,084	$13,382	$24,024	$(6,565)	$50,201

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $7.3 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $2.3 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $4.3 million.

(2)	Primarily represents share-based compensation.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Three months ended June 30, 2019
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$30,482	$21,106	$26,793	$55,183	$(11,016)	$122,548
Operating costs and expenses	13,630	17,654	15,230	35,959	2,387	84,860
Depreciation and amortization	2,740	2,547	423	4,479	7,006	17,195
Non-operating income (expenses)	470	1,601	10	34	(3,061)	(946)
EBITDA	20,062	7,600	11,996	23,737	(9,458)	53,937
Compensation and benefits (2)	257	173	255	529	2,284	3,498
Transaction, refinancing and other fees (3)	—	—	—	—	362	362
Adjusted EBITDA	$20,319	$7,773	$12,251	$24,266	$(6,812)	$57,797

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $9.7 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software sale and developments of $1.3 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services -Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $5.5 million.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

	Six months ended June 30, 2020
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$57,348	$41,437	$49,885	$111,438	$(20,229)	$239,879
Operating costs and expenses	34,859	35,598	26,936	70,625	13,508	181,526
Depreciation and amortization	6,442	5,572	954	8,677	13,989	35,634
Non-operating income (expenses)	(65)	1,338	312	1,071	(1,845)	811
EBITDA	28,866	12,749	24,215	50,561	(21,593)	94,798
Compensation and benefits (2)	484	1,577	451	908	3,831	7,251
Transaction, refinancing and other fees (3)	—	—	—	—	4,442	4,442
Adjusted EBITDA	$29,350	$14,326	$24,666	$51,469	$(13,320)	$106,491

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $16.3 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $3.9 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $9.4 million.

(2)	Primarily represents share-based compensation.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Six months ended June 30, 2019
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$62,499	$41,937	$52,767	$106,547	$(22,366)	$241,384
Operating costs and expenses	27,845	35,227	29,948	68,869	4,402	166,291
Depreciation and amortization	5,383	4,743	891	8,333	14,118	33,468
Non-operating income (expenses)	1,051	4,235	31	220	(6,053)	(516)
EBITDA	41,088	15,688	23,741	46,231	(18,703)	108,045
Compensation and benefits (2)	494	339	475	1,083	4,546	6,937
Transaction, refinancing and other fees (3)	—	2	—	—	409	411
Adjusted EBITDA	$41,582	$16,029	$24,216	$47,314	$(13,748)	$115,393

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $18.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software sale and developments of $3.4 million from Payment Services - Latin America to the Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $10.3 million.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended June 30,		Six months ended June 30,
(Dollar amounts in thousands, except share data)	2020	2019	2020	2019
Net income	$15,625	$27,137	$37,900	$53,871
Income tax expense	4,520	2,489	9,038	6,298
Interest expense, net	5,810	7,116	12,226	14,408
Depreciation and amortization	17,839	17,195	35,634	33,468
EBITDA	43,794	53,937	94,798	108,045
Equity income (1)	(193)	353	(531)	131
Compensation and benefits (2)	3,751	3,498	7,251	6,937
Transaction, refinancing and other fees (3)	2,849	9	4,973	280
Adjusted EBITDA	50,201	57,797	106,491	115,393
Operating depreciation and amortization (4)	(9,578)	(8,878)	(19,055)	(16,843)
Cash interest expense, net (5)	(5,606)	(6,998)	(11,616)	(14,130)
Income tax expense (6)	(7,079)	(4,645)	(14,257)	(9,945)
Non-controlling interest (7)	(165)	(112)	(257)	(224)
Adjusted net income	$27,773	$37,164	$61,306	$74,251
Net income per common share (GAAP):
Diluted	$0.21	$0.37	$0.52	$0.73
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.38	$0.51	$0.84	$1.01
Shares used in computing adjusted earnings per common share:
Diluted	72,774,365	73,300,553	73,019,219	73,649,933

1)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas S.A. ("CONTADO"), net of dividends received.

2)	Primarily represents share-based compensation.

3)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, recorded as part of selling, general and administrative expenses.

4)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.

5)
Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.

6)	Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discreet items.

7)	Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.